Exhibit 99.1

     News Release

For Immediate Release	Contact:	Stacy Frole	(419) 627-2227
August 2, 2017
CEDAR FAIR REPORTS 2017 SECOND-QUARTER RESULTS; REMAINS ON TRACK FOR A RECORD PERFORMANCE IN 2017
SANDUSKY, OHIO, August 2, 2017 - Cedar Fair Entertainment Company (NYSE: FUN), a leader in regional amusement parks, water parks and active entertainment, today announced results for the second quarter ended June 25, 2017, discussed attendance and guest spending trends through July and declared a quarterly cash distribution.
Highlights

–
Cedar Fair reported record net revenues of $393 million for the second quarter ended June 25, 2017, which is $5 million higher than the record net revenues reported in the prior-year period ended June 26, 2016.

–	Attendance for the month of July was up 2%, or 106,000 visits.

–	The Company declared a quarterly cash distribution of $0.855 per Limited Partner (LP) unit payable September 15, 2017, consistent with its annualized rate of $3.42 per LP unit.

–	Cedar Fair remains confident in its long-term business strategy and expects 2017 to be another record year.
“We continue to see the resilience of our business model and the underlying demand for our products remains strong,” said Matt Ouimet, Cedar Fair’s chief executive officer. “Our investments in new rides and attractions, special events and high-quality group catering facilities are further differentiating Cedar Fair from other group entertainment options. We have also enhanced our water park business model by improving the overall guest amenities and increasing the quality and capacity of our food and beverage offerings within these venues. These investments, combined with the expansion of our operating season into November and December with the introduction of our WinterFest celebration at three more parks in 2017, have us on track to achieve our eighth consecutive year of record results.
“Our confidence is supported by several data points, including our strong performance over the last five weeks, record advance purchase commitments including sales of season passes and our all-season dining and beverage programs, and second-quarter deferred revenues which are up $20 million, or 12%, from the prior year,” added Ouimet. “We are coming off of one of our best Julys in the company's history. Maintaining these trends in the coming weeks, combined with strong demand for our upcoming Halloween and WinterFest events, is important to enable us to achieve our long-term Adjusted EBITDA goal of $500 million, a year earlier than originally planned.”

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports 2017 Second-Quarter Results;
Remains on Track for a Record Performance in 2017
August 2, 2017

Second-Quarter Results
For the quarter ended June 25, 2017, net revenues increased 1%, or $5 million, to a record $393 million compared with $388 million in 2016. This increase reflects a 2%, or 134,000-visit, increase in attendance and a 3%, or $1 million, increase in out-of-park revenues when compared with the second quarter of 2016. Average in-park guest per capita spending was comparable with the same period last year. Excluding a non-core, stand-alone water park that was closed in September 2016, attendance on a same-park basis increased 3%, or 203,000 visits.
The Company attributes the increase in second quarter attendance to its strong capital program, including the introduction of innovative new rides and attractions in 2017, the success of its early-season multi-week special events, and the extra benefit of the Easter holiday occurring during the second quarter this year versus the first quarter last year. In regards to average in-park guest per capita spending, the Company reported an increase in food and beverage revenue driven by the continued growth of its all-season dining and beverage programs. This increase was offset by a decrease in admissions revenue per capita attributable to a higher season pass attendance mix and the recognition of season pass revenue over a longer period of time at three parks that will now be open in November and December for their new WinterFest celebration.
Operating costs and expenses for the 2017 second quarter were $246 million, representing a modest increase of 1%, or $3 million, compared with 2016. After giving affect for all costs and expenses, net income for the second quarter of 2017 was $31 million, or $0.55 per diluted LP unit, versus net income of $58 million, or $1.03 per diluted LP unit, for the second quarter of 2016. The decrease in second quarter net income is largely attributable to a $23 million loss on the early extinguishment of debt, a result of a debt refinancing in April 2017.
Adjusted EBITDA, which management believes is a meaningful measure of the Company’s park-level operating results, was $150 million for the second quarter of 2017, an increase of 2% compared with 2016. The increase in Adjusted EBITDA is attributable to the growth in net revenues in addition to the Company’s continued focus on effectively managing its fixed-cost base. See the attached table for a reconciliation of net income to Adjusted EBITDA.
July Operations
Based on preliminary July results, same-park net revenues during the first five weeks of the third quarter of 2017 were up 1%, or approximately $4 million, compared with the same period a year ago. This increase was largely due to a 2%, or 106,000-visit, increase in attendance. During this same period average in-park guest per capita spending and out-of-park revenues were comparable with the same five-week period a year ago.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports 2017 Second-Quarter Results;
Remains on Track for a Record Performance in 2017
August 2, 2017

When factoring in these preliminary July results, net revenues on a same-park basis through July 30, 2017, were approximately $767 million, up $1 million when compared with the same period last year. The increase was the result of a 62,000-visit increase in attendance to 15.1 million guests and a $1 million increase in out-of-park revenues to $87 million when compared with 2016. These increases were slightly offset by a less than one percent decrease in average in-park guest per capita spending to $46.57 during this same period last year.
Distribution Declaration
Today, the Company also announced the declaration of a cash distribution of $0.855 per LP unit, which is consistent with its targeted annualized distribution rate of $3.42 per LP unit. The distribution will be paid on September 15, 2017 to unitholders of record as of September 6, 2017.
Ouimet concluded, “We remain focused on delivering strong returns and will continue to prudently manage our cash flows to maximize value for our unitholders through a combination of cash distributions and organic growth opportunities.”
Conference Call
The Company will host a conference call with analysts today, August 2, 2017, at 10:00 a.m. Eastern Time, which will be webcast live in “listen-only” mode via the Cedar Fair website www.cedarfair.com under the Investors tab. It will also be available for replay starting at approximately 1:00 p.m. ET, August 2, 2017 until 11:59 p.m. ET, Wednesday, August 16, 2017. In order to access the replay of the earnings call, please dial (844) 512-2921 followed by the access code 3532510.
About Cedar Fair
Cedar Fair Entertainment Company (NYSE: “FUN”), one of the largest regional amusement-resort operators in the world, is a publicly traded partnership headquartered in Sandusky, Ohio. Focused on its mission to become “THE place to be for FUN,” the Company owns and operates 11 amusement parks including its flagship park, Cedar Point, along with two outdoor water parks, one indoor water park and five hotels. It also operates an additional theme park under a management contract. Its parks are located in Ohio, California, North Carolina, South Carolina, Virginia, Pennsylvania, Minnesota, Missouri, Michigan and Toronto, Ontario.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports 2017 Second-Quarter Results;
Remains on Track for a Record Performance in 2017
August 2, 2017

Forward-Looking Statements
Some of the statements contained in this news release constitute “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995, including statements as to the Company's expectations, beliefs and strategies regarding the future. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general economic conditions, adverse weather conditions, competition for consumer leisure time and spending, unanticipated construction delays, changes in the Company’s capital investment plans and projects and other factors discussed from time to time by the Company in reports filed with the Securities and Exchange Commission (the “SEC”) could affect attendance at the Company’s parks and cause actual results to differ materially from the Company's expectations. Additional information on risk factors that may affect the business and financial results of the Company can be found in the Company's Annual Report on Form 10-K and in the filings of the Company made from time to time with the SEC. The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.
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This news release and prior releases are available online at www.cedarfair.com.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports 2017 Second-Quarter Results;
Remains on Track for a Record Performance in 2017
August 2, 2017

CEDAR FAIR, L.P.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(In thousands, except per unit amounts)

	Three months ended		Six months ended
	6/25/2017	6/26/2016	6/25/2017	6/26/2016
Net revenues:
Admissions	$214,881	$214,338	$237,444	$242,998
Food, merchandise and games	133,167	129,924	151,375	151,691
Accommodations, extra-charge products and other	44,750	43,772	52,297	51,783
	392,798	388,034	441,116	446,472
Costs and expenses:
Cost of food, merchandise, and games revenues	34,249	34,566	39,729	40,803
Operating expenses	160,380	157,525	244,669	242,129
Selling, general and administrative	51,860	51,371	79,479	76,983
Depreciation and amortization	50,812	48,299	56,177	53,490
Loss on impairment / retirement of fixed assets, net	184	1,415	1,710	4,027
	297,485	293,176	421,764	417,432
Operating income	95,313	94,858	19,352	29,040
Interest expense	21,920	21,125	40,834	40,912
Net effect of swaps	4,368	5,410	4,669	7,252
Loss on early debt extinguishment	23,115	—	23,115	—
Gain on foreign currency	(3,183)	(11,455)	(5,854)	(31,016)
Interest income	(16)	(8)	(48)	(26)
Income (loss) before taxes	49,109	79,786	(43,364)	11,918
Provision (benefit) for taxes	17,741	21,803	(9,978)	2,421
Net income (loss)	31,368	57,983	(33,386)	9,497
Net income (loss) allocated to general partner	1	—	—	—
Net income (loss) allocated to limited partners	$31,367	$57,983	$(33,386)	$9,497

Net income (loss)	$31,368	$57,983	$(33,386)	$9,497
Other comprehensive income (loss), (net of tax):
Foreign currency translation adjustment	(1,282)	(2,449)	(1,942)	(6,844)
Unrealized gain (loss) on cash flow hedging derivatives	1,993	1,993	3,987	(638)
Other comprehensive income (loss), (net of tax)	711	(456)	2,045	(7,482)
Total comprehensive income (loss)	$32,079	$57,527	$(31,341)	$2,015
Basic income (loss) per limited partner unit:
Weighted average limited partner units outstanding	56,076	55,940	56,025	55,909
Net income (loss) per limited partner unit	$0.56	$1.04	$(0.60)	$0.17
Diluted income (loss) per limited partner unit:
Weighted average limited partner units outstanding	56,598	56,358	56,025	56,406
Net income (loss) per limited partner unit	$0.55	$1.03	$(0.60)	$0.17

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports 2017 Second-Quarter Results;
Remains on Track for a Record Performance in 2017
August 2, 2017

CEDAR FAIR, L.P.
UNAUDITED BALANCE SHEET DATA
(In thousands)

	6/25/2017	6/26/2016
Cash and cash equivalents	$101,083	$68,085
Total assets	$2,109,457	$2,072,381
Long-term debt, including current maturities:
Revolving credit loans	$—	$55,000
Term debt	738,758	595,902
Notes	936,633	938,863
	$1,675,391	$1,589,765
Total partners' equity	$(60,640)	$(28,427)

CEDAR FAIR, L.P.
RECONCILIATION OF ADJUSTED EBITDA
(In thousands)

	Three months ended		Six months ended
(In thousands)	6/25/2017	6/26/2016	6/25/2017	6/26/2016
Net income (loss)	$31,368	$57,983	$(33,386)	$9,497
Interest expense	21,920	21,125	40,834	40,912
Interest income	(16)	(8)	(48)	(26)
Provision (benefit) for taxes	17,741	21,803	(9,978)	2,421
Depreciation and amortization	50,812	48,299	56,177	53,490
EBITDA	121,825	149,202	53,599	106,294
Loss on early debt extinguishment	23,115	—	23,115	—
Net effect of swaps	4,368	5,410	4,669	7,252
Non-cash foreign currency gain	(3,150)	(11,181)	(5,829)	(30,895)
Non-cash equity compensation expense	3,185	2,281	6,602	4,749
Loss on impairment / retirement of fixed assets, net	184	1,415	1,710	4,027
Other (1)	156	96	348	340
Adjusted EBITDA	$149,683	$147,223	$84,214	$91,767

(1)
Consists of certain costs as defined in the Company's 2017 Credit Agreement and prior credit agreements. These items are excluded in the calculation of Adjusted EBITDA and have included certain legal expenses, costs associated with certain ride abandonment or relocation expenses, and severance expenses.

(2)
Adjusted EBITDA represents earnings before interest, taxes, depreciation, amortization, other non-cash items, and adjustments as defined in the 2017 Credit Agreement and the 2013 Credit Agreement. The Company believes Adjusted EBITDA is a meaningful measure as it is widely used by analysts, investors and comparable companies in our industry to evaluate our operating performance on a consistent basis, as well as more easily compare our results with those of other companies in our industry. Further, management believes Adjusted EBITDA is a meaningful measure of park-level operating profitability and we use it for measuring returns on capital investments, evaluating potential acquisitions, determining awards under incentive compensation plans, and calculating compliance with certain loan covenants. Adjusted EBITDA is provided in the discussion of results of operations that follows as a supplemental measure of our operating results and is not intended to be a substitute for operating income, net income or cash flows from operating activities as defined under generally accepted accounting principles. In addition, Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233